Exhibit 99.11

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

INDEX TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

BALANCE SHEETS
(In Renminbi "RMB")

		As of December 31,
	Notes	2011	2012
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents		157,678,507	145,694,997
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2011 and 2012		144,624,000	94,403,136
Inventories	3	46,915,927	26,027,790
Prepaid expenses		3,617,809	2,728,013
Due from related parties	8	302,140	—
Other receivables		—	19,209

Total current assets		353,138,383	268,873,145

Property and equipment, net	4	127,809,916	120,469,663
Rental deposits		1,900,530	1,900,530
Deferred tax assets	7	7,697,909	12,711,485

TOTAL ASSETS		490,546,738	403,954,823

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable		26,151,748	15,739,152
Due to related parties	8	354,767	214,464
Accrued expenses and other payables	5	55,666,441	53,754,717
Income tax payable		1,888,405	7,612,548
Current portion of long-term debt	6	40,000,000	40,000,000
Dividend payable	8	37,516,869	44,565,000

Total current liabilities		161,578,230	161,885,881

Long-term debt	6	40,000,000	—

Total liabilities		201,578,230	161,885,881

Commitments and contingencies	9

Shareholders' equity
Paid-in capital		112,220,000	112,220,000
Additional paid-in capital		2,831	2,831
Statutory reserves		19,980,070	30,394,255
Retained earnings		156,765,607	99,451,856

Total shareholders' equity		288,968,508	242,068,942

Total liabilities and shareholders' equity		490,546,738	403,954,823

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

STATEMENTS OF COMPREHENSIVE INCOME
(In Renminbi "RMB")

			Years Ended December 31,
	Notes	2010	2011	2012
		(unaudited)		(unaudited)

Net Revenues		262,623,237	324,226,085	297,590,475
Cost of sales		(148,602,953)	(160,961,379)	(158,218,979)
Gross profit		114,020,284	163,264,706	139,371,496

Operating expenses:
Selling expenses		(8,577,360)	(10,204,289)	(8,790,848)
General and administrative expenses		(10,005,071)	(10,419,761)	(8,671,105)
Total operating expenses		(18,582,431)	(20,624,050)	(17,461,953)

Income from operations		95,437,853	142,640,656	121,909,543

Other income (expense):
Interest income		426,474	839,988	1,657,274
Interest expense, net	6	(3,693,132)	(7,249,381)	(5,427,319)
Foreign exchange gain (loss), net		202,462	206,632	66,300
Other income, net		267,891	601,000	950,000
Total other income (expense), net		(2,796,305)	(5,601,761)	(2,753,745)

Income before income tax expense		92,641,548	137,038,895	119,155,798
Income tax expense	7	(23,346,733)	(8,531,016)	(16,055,364)

Net income		69,294,815	128,507,879	103,100,434
Other comprehensive income, net of tax		—	—	—
Comprehensive income		69,294,815	128,507,879	103,100,434

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

STATEMENTS OF CHANGES IN OWNERS' EQUITY
(In Renminbi "RMB")

	Paid-in capital	Additional paid-in capital	Statutory reserves	Retained earnings	Total owners' equity

Balance as of January 1, 2010 (unaudited)	112,220,000	2,831	—	52,505,539	164,728,370
Net income and comprehensive income (unaudited)	—	—	—	69,294,815	69,294,815
Transfer to statutory reserves (unaudited)	—	—	6,999,476	(6,999,476)	—
Balance as of December 31, 2010 (unaudited)	122,220,000	2,831	6,999,476	114,800,878	234,023,185

Balance as of January 1, 2011 (unaudited)	122,220,000	2,831	6,999,476	114,800,878	234,023,185
Net income and comprehensive income	—	—	—	128,507,879	128,507,879
Transfer to statutory reserves	—	—	12,980,594	(12,980,594)	—
Dividend distribution	—	—	—	(73,562,556)	(73,562,556)
Balance as of December 31, 2011	122,220,000	2,831	19,980,070	156,765,607	288,968,508

Balance as of January 1, 2012	122,220,000	2,831	19,980,070	156,765,607	288,968,508
Net income and comprehensive income	—	—	—	103,100,434	103,100,434
Transfer to statutory reserves	—	—	10,414,185	(10,414,185)	—
Dividend distribution	—	—	—	(150,000,000)	(150,000,000)
Balance as of December 31, 2012 (unaudited)	122,220,000	2,831	30,394,255	99,451,856	242,068,942

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
STATEMENTS OF CASH FLOWS
(In Renminbi “RMB”)

		Years Ended December 31,
	Notes	2010	2011	2012
		(unaudited)		(unaudited)
Cash flows from operating activities:

Net Income		69,294,815	128,507,879	103,100,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	4	20,710,945	21,128,467	19,309,530
Deferred income tax (benefit)/expense	7	(4,044,459)	(2,525,275)	(5,013,576)

Changes in operating assets and liabilities:
Accounts receivable		(38,772,000)	(24,480,000)	50,220,864
Inventories		(9,668,206)	(16,045,234)	16,170,040
Prepaid expenses		(535,690)	(1,121,962)	889,796
Due from related parties		(120,000)	(11,534)	302,140
Other receivable		—	—	(19,209)
Rental deposits		—	(530)	—
Accounts payable		(7,405,897)	8,134,135	(10,412,596)
Due to related parties		(2,151,904)	(576,390)	(140,303)
Accrued expenses and other payables		17,281,274	14,317,004	(1,911,704)
Income tax payable		(1,559,273)	(4,593,360)	5,724,143
Provision of inventories		—	—	4,718,098

Net cash provided by operating activities		43,029,605	122,733,200	182,937,657

Investing activities:
Acquisition of property and equipment		(2,872,942)	(792,182)	(11,969,298)
Proceeds from disposal of property and equipment		—	23,921	—

Net cash used in investing activities		(2,872,942)	(768,261)	(11,969,298)

Financing activities:
Dividend paid		—	(36,045,687)	(142,951,869)
Proceeds from issuance of long-term debt		110,000,000	—	—
Repayments on long-term debt		(148,992,000)	(30,000,000)	(40,000,000)

Net cashed used in financing activities		(38,992,000)	(66,045,687)	(182,951,869)

Net increase/(decrease) in cash and cash equivalents		1,164,663	55,919,252	(11,983,510)
Cash and cash equivalents at the beginning of the year		100,594,592	101,759,255	157,678,507

Cash and cash equivalents at the end of the year		101,759,255	157,678,507	145,694,997

Supplemental disclosures of cash flow information:
Cash paid during the year:
Income taxes paid		27,444,320	15,649,649	15,344,797
Interest expense paid		6,633,132	7,249,381	5,544,333
Non-cash activities:
Purchase of property and equipment included in accounts payable and accrued liabilities		10,227	12,527	—
The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

1.	ORGANIZATION AND NATURE OF OPERATIONS

When used in these notes, unless otherwise specified or the context otherwise indicates, all references to the words "we," "us," "our," and the "Company" refer to Beijing CITIC Scientific Games Technology Co., Ltd. in our financial statements.

Beijing CITIC Scientific Games Technology Co., Ltd., was established by Beijing Kexin Shengcai Investment Co., Ltd and Scientific Games Worldwide Limited as a Sino-Foreign joint venture in Beijing, the People's Republic of China (the "PRC"), on July 23, 2007.

The Company engages primarily in the manufacturing and sale of lottery tickets and its sole customer is Beijing China Sports Lottery Printing Service Ltd. ("China Sports Lottery").

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, revenue recognition, estimation of sales returns, estimation of allowance for doubtful accounts, lower of cost or market of inventories and useful lives of long-lived assets. Actual results could differ from those estimates.

Foreign currency transactions

The Company's functional and reporting currency is the Renminbi ("RMB").

Transactions denominated in foreign currencies are re-measured into RMB at the exchange rates quoted by the People's Bank of China (the "PBOC") prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are re-measured into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Non-monetary items that are measured in terms of historical cost in a foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Foreign exchange gain and losses are included in the statements of comprehensive income.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Fair value measurements of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, amounts due from/to related parties and long-term debt. The carrying amounts of these financial instruments, other than long-term debt, approximate their fair values due to their short-term maturities.

The carrying value of long-term debt approximates its fair value due to the fact that the related interest rate is based on prevailing market interest rates.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less.

Accounts receivable and allowance for doubtful accounts

The Company's sole customer is China Sports Lottery. Accounts receivable from China Sports Lottery are recorded at the invoiced amount, do not bear interest and are due within three months of invoice issuance. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in additional allowances in the future. We determine the allowance based on historical experience, current market trends and China Sports Lottery's ability to pay outstanding balances. Account balances are charged against the allowance after all collection efforts have been evaluated and the potential for recovery is considered remote. There were no amounts recorded as allowance for doubtful accounts at December 31, 2011 and December 31, 2012, respectively.

Inventories

Inventories consist primarily of raw materials, work-in-progress and finished goods. Inventories are stated at lower of cost or market. Cost is determined by the weighted-average method. Cost of raw materials are based on purchase costs while costs of work-in-progress and finished goods are comprised of direct material and direct labor and an appropriate portion of overhead costs. Inventory provision are recorded to reduce inventory to the lower of cost or market value for obsolete or slow moving inventory based on assumptions about marketability of products, the     impact of new product introductions, inventory turns, and specific identification of items, such as product discontinuance.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and equipment

Property and equipment are stated at cost on acquisition date and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Item                 Estimated useful life
Machinery             5-10 years
Office equipment and others    3-5 years
Transportation equipment        4 years
Purchased software        3 years
Leasehold improvements        Over the shorter of the estimated useful lives of the assets or the lease terms

Repair and maintenance costs that do not improve or extend the useful lives of the assets are charged to expense as incurred, whereas the cost of major additions or improvements that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of comprehensive income.

Income taxes

Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the statements of operations in the period that includes the enactment date.

The Company applies Accounting Standards Codification ("ASC") Topic 740-10, Income Taxes: Overall ("ASC 740-10") to account for uncertainty in income taxes. ASC 740-10 requires that an entity recognizes in the financial statements the impact of a tax position, if that position is not more likely than not to be sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than fifty percent likely of being realized on a cumulative probability basis. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of comprehensive income . For the years ended December 31, 2010, 2011, and 2012, no unrecognized tax benefits or interest and penalties associated with uncertainty in income taxes have been recognized, respectively.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of assets, indicates that the carrying amount of an asset may not be recoverable. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the years presented.

Comprehensive Income

Comprehensive income mainly includes net income. Beginning in January 1, 2012, the Company presents the components of net income, the components of other comprehensive income and total comprehensive income in a single continuous statement of comprehensive income. The financial statements for prior periods have been adjusted for the retrospective application of the authoritative guidance regarding presentation of comprehensive income.

Revenue recognition

Revenue is recognized only when the following four criteria are met (i) persuasive evidence of an arrangement exists, (ii) lottery tickets have been delivered (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company allows returns of defective and obsolete lottery tickets. Estimates of such sales returns, which reduce net revenues, is based on the Company's historical experience on sales turnover rate as well as the impact of change in market condition.

Revenue is recorded net of value-added and business taxes.

Selling expenses

Selling expenses represent shipping and handling costs which are expensed as incurred.

Leases

The Company enters into operating leases wherein rental payments are expensed on a straight-line basis over their lease terms.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all conditions will be complied with. When the grant relates to an expense item, it is recognized over the periods necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

Employee Benefits

The Company's full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on certain percentages of the employee' salaries, subject to a certain limit, depending on the location of employment. The total contributions for such employee benefits, which was expensed as incurred were RMB 8,789,836 (unaudited), RMB 6,659,090 and RMB 7,101,122 (unaudited) for the years ended December 31, 2010, 2011 and 2012, respectively.

Statutory reserves

In accordance with the Regulations on Enterprises with Foreign Investment of China and its Articles of Association, the Company, being a foreign invested enterprise established in the PRC, is required to provide certain statutory reserves, namely the enterprise expansion fund and a staff welfare and bonus fund, both of which are appropriated from net profit as reported in the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the Company for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as dividends.

As a result of the PRC laws, rules and regulations that require annual appropriations of after-tax income to be set aside prior to payment of dividends as statutory reserves, the Company is restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances.

Concentrations of risks

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2011 and 2012, substantially all of the Company's cash and cash equivalents were deposited in several financial institutions that management believes are of high credit quality.

Accounts receivable are unsecured and derived from revenue earned from the Company's sole customer, China Sports Lottery.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Concentrations of risks-continued

Concentrations of credit risk-continued

Due to the Company's dependence on China Sports Lottery, any negative events or deterioration in our relationship with China Sports Lottery may cause material loss to the Company and have a material adverse effect on the Company's financial condition and results of operations. As of December 31, 2012, there were no past due accounts receivables from China Sports Lottery and no past history of payment default. Therefore, management is of the view that an allowance for doubtful accounts is not necessary for accounts receivables.

Business and economic risks

The Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: changes in the overall demand for services and products from and its customer relationship with its sole customer, China Sports Lottery; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; and regulatory considerations.

Interest rate risk

The Company's exposure to interest rate risk primarily relates to the Company's long-term debt obligations. As of December 31, 2012, if the interest rate increases by 100 basis points, with all other variables held constant, the Company's net income and owners' equity would decrease by RMB 400,000 (unaudited) for the year ended December 31, 2012.

Foreign currency exchange rate risk

The Company's exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and transactions with related parties denominated in U.S. dollars.

Recently issued accounting standards

In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The new guidance amends the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. Nonpublic entities shall begin applying these requirements for fiscal years ending after December 15, 2011. The Company has adopted this guidance on January 1, 2012 and the adoption of this guidance did not have a significant effect on the Company's financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently issued accounting standards-continued

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present net income and other comprehensive income either in one continuous statement or in two separate but consecutive statements. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012. The Company adopted this guidance on January 1, 2012 and selected the one continuous statement approach.

In July 2012, the FASB issued an authoritative pronouncement related to testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the guidance, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not (i.e., a likelihood of more than 50 percent) impaired, the entity would not need to calculate the fair value of the asset. The guidance was effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a significant effect on the Company's financial statements.

3.	INVENTORIES

	December 31,
	2011	2012
		(unaudited)
Raw materials	5,751,515	6,288,581
Parts and work-in-process	5,328,589	8,775,193
Finished goods	35,835,823	15,682,114

Less: provision for the decline in value of inventories	—	(4,718,098)

	46,915,927	26,027,790

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,
	2011	2012
		(unaudited)
Machinery	156,424,217	163,821,703
Office equipment and others	6,879,586	11,137,523
Transportation equipment	504,700	504,700
Purchased software	1,606,396	1,632,692
Leasehold improvements	21,145,738	21,539,755
Property and equipment, at cost	186,560,637	198,636,373
Less: accumulated depreciation	(58,750,721)	(78,166,710)
Property and equipment, net	127,809,916	120,469,663

As at December 31, 2012, certain of the Company's machinery with an aggregate carrying value of RMB103,940,831 and RMB89,134,307(unaudited) as of December 31, 2011 and 2012, respectively, were pledged to secure long-term debt of the Company.

Depreciation expense for the years ended December 31, 2010, 2011 and 2012 was RMB20,710,945(unaudited), RMB21,128,467 and RMB19,309,530(unaudited), respectively.

5.    ACCRUED EXPENSES AND OTHER PAYABLES

	December 31,
	2011	2012
		(unaudited)
Sales return provision	21,023,964	20,605,963
Accrued rental expense	13,118,776	12,568,490
Accrued selling commission to China Sports Lottery	8,981,016	5,613,424
Other taxes	4,187,342	3,711,042
Accrued payroll and employee benefits	2,507,286	4,657,610
Staff welfare and bonus fund	1,998,008	3,039,426
Other liabilities	3,850,049	3,558,762
	55,666,441	53,754,717

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

6.    LONG-TERM DEBT

	December 31,
	2011	2012
		(unaudited)
Interest bearing bank loan	80,000,000	40,000,000
Less: Current portion	(40,000,000)	(40,000,000)
Long-term debt - non current	40,000,000	—

On April 7, 2010, the Company obtained an interest bearing loan from the Bank of Communications which has an annual interest rate equal to the People's Bank of China floating borrowing rate and is due on December 20, 2013. The floating interest rate ranged from 6.65% to 6.90% for the year ended December 31, 2012. The bank loan does not contain any financial covenants and is secured by certain machinery (Note 4).

Interest expense on the bank loan for the years ended December 31, 2010, 2011 and 2012 was RMB 6,633,132 (unaudited), RMB 7,249,381 and RMB 5,427,319 (unaudited), respectively. For the year ended December 31, 2010, the Company received a government grant of RMB 2,940,000 (unaudited), to subsidize interest expense relating to the bank loan, which was offset against interest expense. No such government grant was received or recognized for the year ended December 31, 2011 and 2012.

Aggregate annual principal payments of the long-term debt as of December 31, 2012 are as follows:

RMB
2013	40,000,000
Total	40,000,000

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

7.    INCOME TAX EXPENSE

Pursuant to the PRC New Corporate Income Tax Law (the "New CIT Law"), which became effective on January 1, 2008, PRC resident enterprises including both domestic-invested and foreign invested enterprises are subject to a unified income tax rate of 25%. However, enterprises that qualify as High and New Technology Enterprise ("HNTE") are entitled to the preferential CIT rate of 15%. In April 2011, the Company obtained the HNTE certificate which was effective retroactively from January 1, 2010, to December 31, 2012. Thus, the Company should be eligible for a preferential CIT rate of 15% retroactive from January 1, 2010 to December 31, 2012. The Company is obligated to complete an annual self-assessment to confirm its continued compliance with the criteria for HNTEs in order to apply the preferential tax rate. The HNTE certificate is valid for three years and the HNTE status is subject to approval and renewal every three years after the initial three-year term. The management believes that it is more likely than not it is not able to renew its HNTE status in the near future therefore, deferred tax assets was recognized using the statutory income tax rate of 25%.

Income tax expense consists of:

	December 31,
	2010	2011	2012
	(unaudited)		(unaudited)
Current income tax	27,391,192	11,056,291	21,068,940
Deferred income tax (benefit) expense	(4,044,459)	(2,525,275)	(5,013,576)
	23,346,733	8,531,016	16,055,364

The tax effects of temporary differences that give rise to the deferred tax asset balances at December 31, 2011 and 2012 are as follows:

	December 31,
	2011	2012
		(unaudited)
Sales return provision	5,255,991	5,151,491
Accrued rental expense	2,441,918	2,717,002
Inventory Reserve	—	1,179,524
Accrued payroll and welfare	—	945,990
Other accrued expense	—	2,717,478
Deferred tax assets, non-current	7,697,909	12,711,485

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

7.	INCOME TAX EXPENSE - continued

The reconciliation of income tax expense computed by applying the statutory income tax rate to pre-tax income is as follows:

	December 31,
	2010	2011	2012
	(unaudited)		(unaudited)
Income tax expense at statutory income tax rate of 25%	23,160,387	34,259,724	29,788,950
Expenses not deductible for tax	186,346	75,641	187,424
Effect of preferential tax rate	—	(13,552,609)	(11,915,580)
Effect of tax refund for previous year	—	(10,709,354)	—
Effect of tax rate change on deferred tax assets	—	(1,010,110)	(2,005,430)
Others	—	(532,276)	—
Income tax expense	23,346,733	8,531,016	16,055,364

8.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of related parties	Relationship with the Company

Scientific Games Corporation ("SGC")	Parent company of SGWW
Beijing Kexin Shengcai Investment Co., Ltd.	51% investor of the Company
Scientific Game Worldwide Ltd. ("SGWW")	Wholly-owned subsidiary of SGC and 49% investor of the Company
Scientific Game (China) Co., Ltd.	Wholly-owned subsidiary of SGWW
Scientific Games International	Wholly-owned subsidiary of SGC

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

8.	RELATED PARTY TRANSACTIONS - continued

(a)	Related party transactions

The Company's related party transactions are all incurred in the normal course of conducting its business. A summary of these transactions for the years ended December 31, 2010, 2011 and 2012 is as follows:

	December 31,
	2010	2011	2012
	(unaudited)		(unaudited)
Receiving technology service from:
Scientific Games International	2,919,728	1,418,514	1,407,021

Providing warehouse service to:
Scientific Game (China) Co., Ltd.	145,111	10,000	—

(b)	Related party balances

The Company had the following related party balances as of December 31, 2011 and 2012:

	December 31,
	2011	2012
		(unaudited)
Due from related parties
Scientific Game (China) Co., Ltd.	300,606	—
Scientific Games International	1,534	—
	302,140	—
Due to related parties:
Scientific Game (China) Co., Ltd.	313,861	—
Scientific Games International	40,906	241,464
	354,767	241,464
Dividend payable:
Beijing Kexin Shengcai Investment Co., Ltd.	37,516,869	30,600,000
Scientific Games Worldwide., Ltd	—	13,965,000
	37,516,869	44,565,000

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(In Renminbi "RMB")

9.	COMMITMENTS AND CONTINGENCIES

The Company has entered into leasing arrangements with China Sports Lottery for its manufacturing facility and warehouse and also leases office premises from a third party. Payments made under operating leases are expensed on a straight-line basis over the term of the lease. Rental expenses under operating leases for the years ended December 31, 2010, 2011 and 2012 were RMB 13,565,938(unaudited), RMB 13,565,938 and RMB 13,235,544 (unaudited), respectively.

Future minimum lease payments for non-cancellable operating leases as of December 31, 2012 are as follows:

2013	12,268,614
2014	10,792,796
2015	10,177,659
2016	10,357,311
2017 and thereafter	72,850,089
116,446,469
The Company does not have any commitments for purchase of property and equipment or inventories as of December 31, 2012.

10.	SUBSEQUENT EVENTS

We have evaluated subsequent events through May 30, 2013, which represents the date the financial statements were available to be issued, and there were no subsequent events requiring disclosure.